Exhibit 99.1

News Release

CallidusCloud Acquires LeadFormix

Leader in Cloud Applications Extends its Sales Enablement Cloud to Deliver Next Generation Marketing Automation and Lead Management through the Acquisition of Award Winning LeadFormix

PLEASANTON, CALIF., January 3, 2012 — Callidus Software Inc. (NASDAQ: CALD), the leader in sales effectiveness and cloud computing, today announced it has acquired the leader in next-generation marketing automation and leads management, LeadFormix.

“Every CEO on the planet wants more, faster, and better quality sales leads. Investment in the best, most innovative sales and marketing tools is a number one priority for all businesses. More qualified leads means more deals, and more deals means better Sales Performance,” said Leslie Stretch, President and CEO, CallidusCloud.

“LeadFormix has 200 SaaS customers — bringing our total number of subscription customers to over 1100, further extending our cross-selling opportunity. The social and mobile enterprise has fundamentally changed marketing. By uniting sales and marketing, LeadFormix award winning Cloud solutions produce richer, targeted leads for sales along with easier access to qualified decision makers. The solution combined with our existing award winning SaaS tools further extends our leadership in the SaaS Sales Effectiveness space.”

Silicon Valley headquartered LeadFormix is the leader in next-generation marketing automation software: Marketing Automation 2.0. LeadFormix delivers a 100% multi-tenant SaaS solution that enables sales teams to rapidly identify and reach decision makers, and close deals faster. The solution is designed from the ground up to drive collaboration between marketing, inside sales, and field sales. LeadFormix empowers the sales team with superior lead intelligence and prospect information, provides analytics which help marketing and sales teams identify the right business opportunities to pursue, and delivers sophisticated lead scoring algorithms which enable both teams to prioritize leads by jointly deciding the ideal lead score to be considered ‘sales-ready’.

“Sales and Marketing collaboration is a hot market. LeadFormix’ focus on sales and marketing alignment together with CallidusCloud’s Sales Collaboration portal, Commissions, and Coaching solutions presents a huge opportunity,” said Srihari Kumar, Chief Executive Officer, LeadFormix. “CallidusCloud’s global reach coupled with their growing customer base will enable us to quickly capitalize on this opportunity. We look forward to working with CallidusCloud to deliver further value to our customer base as we extend our footprint into new channels and markets.”

Pursuant to the terms of the Agreement, the aggregate consideration to acquire LeadFormix consisted of approximately $9 million in cash, subject to final adjustments as set forth in the Agreement. A portion of the consideration is subject to a holdback in respect of the LeadFormix shareholders’ indemnity obligations to CallidusCloud. CallidusCloud will provide additional financial detail regarding the transaction on its regularly scheduled fourth quarter and fiscal year 2011 earnings call.

About LeadFormix

LeadFormix is the leader in next-generation marketing automation software: Marketing Automation 2.0. LeadFormix delivers a game-changing real-time marketing automation solution that converts anonymous online visits into qualified sales leads, determines website visitor interest and intent, and enables sales teams to reach decision-makers more effectively and close deals faster using patented business intelligence and data mining technology. LeadFormix provides significantly richer lead data than any other solution, enabling enterprise sales and marketing teams to uncover hidden opportunities, accurately identify decision-makers, and deliver powerful, targeted, real-time responses and offers to potential customers. LeadFormix has offices in California, Michigan, England and India. For more information, please visit www.leadformix.com.

About Callidus Software

Callidus Software Inc. (NASDAQ:CALD) is the market and technology leader in sales effectiveness and cloud computing. CallidusCloud’s customers gain a competitive advantage by maximizing sales cost efficiencies and driving improvements in sales effectiveness. CallidusCloud’s award-winning multi-tenant SaaS applications set the standard for performance of a company’s sales force and channel partners. Over 2.5 million users rely on our solutions to power their performance. For more information, please visit www.calliduscloud.com.

©2012. Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, TrueComp Manager, ActekSoft , ACom3, ForceLogix, Salesforce Assessments, iCentera, Webcom, Litmos, the Litmos logo, and Rapid Intake are trademarks, service marks, or registered trademarks of Callidus Software Inc. and its affiliates in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.